Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 29, 2012, relating to the consolidated financial statements and financial statement schedule of Fifth & Pacific Companies, Inc. (formerly known as “Liz Claiborne, Inc.”) and the effectiveness of Fifth and Pacific Companies, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fifth & Pacific Companies, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
May 22, 2012